TEGAL ANNOUNCES NEW BOARD MEMBER

Petaluma, Calif., November 27, 2007— Tegal Corporation (Nasdaq: TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced the appointment of Carl Muscari to its Board of Directors, effective November 20, 2007.

Mr. Muscari is currently the Chief Executive Officer of MSRC Co., a leading independent distributor of computer and electronics components based in Brentwood, NH.  During his four-year tenure at MSRC, Mr. Muscari has been credited with the turn-around and modernization of this privately-held company.  From 1999 until 2003, Mr. Muscari served as Chairman and CEO of Video Network Communications (VNCI), Inc., based in Portsmouth, NH.  Prior to VNCI, Mr. Muscari was President of Acuity Imaging, Inc., and President & CEO of Exos, Inc. which was sold to Microsoft in 1996.  He has also held senior executive positions at Madison Cable Corp and the Seals Division of Ferrofluidics Corp., a major supplier to the semiconductor capital equipment industry.  Mr. Muscari holds a BS Mechanical Engineering degree from Cornell University, an MS Engineering degree from the Massachusetts Institute of Technology and an MBA from the Harvard University Graduate School of Business.

"We are pleased to welcome Carl to our Board of Directors," said Thomas Mika, President and CEO of Tegal Corporation.  “His extensive leadership experience in small to medium-sized technology-based companies will help to strengthen our board.  Carl also brings substantial business reengineering experience which will be extremely valuable as we look to build on our recent success in this area and continue to deliver improved operating results.”

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.  For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices.   Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents.  Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Company Contact:
Christine T. Hergenrother
Vice President & Chief Financial Officer
Tegal Corporation
[T] (707) 763-5600
info@tegal.com

Agency Contact:
Rakesh Mehta
The Blue Shirt Group
[T] (415) 217-7722

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